EXHIBIT 99


WILSHIRE REAL ESTATE INVESTMENT TRUST INC.
PRO FORMA FINANCIAL INFORMATION B NARRATIVE FORMAT

         Wilshire Real Estate Investment Trust Inc. ("WREIT" or the "Company") commenced operations on April 6, 1998. Accordingly, the acquisition of certain real estate related assets subsequently disposed of occurred on or after this date. The following pro forma financial information give effect to the operating activity of the Company as if certain assets disposed of were not acquired by the Company.

         The unaudited pro forma financial information reflects the effect of the disposition of the assets along with the required pro forma adjustments. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of WREIT, together with the related notes thereto, which were filed August 14, 1998 on Form 10-Q for the period ended June 30, 1998.

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         Between October 14 and October 16, 1998, the Company sold certain real estate related assets at their carrying value to various unrelated third parties for $525.2 million. The carrying value included an impairment provision of approximately $28.6 million, which was recognized during the quarter ended September 30, 1998. Of the assets sold, $472.0 million were acquired subsequent to June 30, 1998, and accordingly, are not included in the amounts reported on Form 10-Q for the interim period then ended. The sales price was determined through arms length negotiations between the various purchasers and the Company. The cash proceeds from the sale were used to repay principal and interest on the existing bonds payable and repurchase agreements for which these securities served as collateral totaling $518.6 million.

         The pro forma effect of this transaction on the June 30, 1998 statement of financial condition would have resulted in a decrease in total assets from $441.9 million to $377.4 million and a decrease in total liabilities from $281.8 million to $227.1 million. The decrease in total assets of $64.5 million is the result of the sale for $53.2 million of mortgage-backed securities and their related impairment provision of $11.3 million. Liabilities decreased as a result of terminating the short-term financing on the assets sold.

         The pro forma effect of this transaction on Stockholders' Equity as of June 30, 1998 would be a decrease from $160.1 million to $150.3 million. The $9.8 million decrease is due to the loss recognized for the impairment provision of the assets of $11.3 million and the pro forma effect of adjusting retained earnings by $0.3 million for the income earned during the quarter ended
June 30, 1998 associated with the disposal of certain assets. However, this is offset in part by a decrease of $1.8 million in the unrealized loss on





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available for sale securities component of shareholders' equity as would be appropriate for the pro forma effect of the securities sold.

         Additionally, the pro forma effect on the historical statement of operations for the six-months ended June 30, 1998:

       * Decrease in interest income of $0.7 million and a decrease in interest expense of $0.3 million, which results in a decrease in net interest income of $0.4 million.

       * Increase in the impairment provision on certain securities of $11.3 million. Additionally, $17.3 million in impairment provision was reflected in the quarter ended September 30, 1998 for certain assets sold that were acquired after June 30, 1998.

       * Net income would have decreased from $3.0 million to a net loss of $8.6 million. Basic and diluted earnings per share of $0.27 would decrease to ($0.76) basic and diluted earnings per share.


         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this report which are not identified as historical should be considered forward-looking. In connection with certain forward-looking statements contained in this report and those that may be made in the future by or on behalf of the Company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European expansion. Accordingly, there can be no assurance that the forward-looking statements contained in this report will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed- upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this report should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this report should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this report will be achieved. In light of the foregoing, readers of this report are cautioned not to place undue reliance on the forward- looking statements contained herein.











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